Exhibit 99

Investor Contact:	Michael J. Zimmerman, Investor Relations, (414) 347-6596, mike_zimmerman@mgic.com
Media Contact:	Amy Goller, Corporate Relations, (414) 347-6436, amy_goller@mgic.com

MGIC Releases Additional Information for 2003

MILWAUKEE (April 8, 2004)—In the 10-K filed by MGIC Investment Corporation (NYSE:MTG) on March 15, 2004 with the SEC , the company changed the presentation format of income from joint ventures on the consolidated statement of operations for the years 2001 through 2003. Prior to this presentation format change, income from joint ventures was included in Other revenue; it is now being presented as a separate line item net of tax. This change was made in order to provide readers of the consolidated statement of operations with additional information. In order to enable readers to make quarterly comparisons, the company is publishing its quarterly results for 2003 in the same format as in the 10-K. Since the changes were to formatting only there is no change to the previously reported net income and diluted earnings per share.

MGIC ( www.mgic.com ), the principal subsidiary of MGIC Investment Corporation, is the nation’s leading provider of private mortgage insurance coverage with $189.6 billion primary insurance in force covering 1.55 million mortgages as of December 31, 2003. MGIC serves 5,000 lenders with locations across the country and in Puerto Rico, helping families achieve homeownership sooner by making affordable low-down-payment mortgages a reality.

MGIC INVESTMENT CORPORATION AND SUBSIDIARIES
CONSOLIDATED STATEMENT OF OPERATIONS (1)

	Three Months Ended
	March 31,	June 30,	September 30,	December 31,
	2003	2003	2003	2003
		(in thousands of dollars, except per share data)
Net premiums written	$341,566	$320,522	$346,612	$355,931

Net premiums earned	$332,156	$337,135	$346,605	$350,115
Investment income	51,083	50,314	50,049	51,435
Realized gains	5,591	21,044	6,740	3,487
Other revenue (1)	19,667	23,594	23,987	12,410

Total revenues	408,497	432,087	427,381	417,447
Losses and expenses:
Losses incurred	142,211	173,120	220,726	229,971
Underwriting, other expenses	74,937	80,147	77,704	73,081
Interest expense	10,411	10,290	10,191	10,221
Ceding commission	(654)	(926)	(904)	(912)

Total losses and expenses	226,905	262,631	307,717	312,361

Income before tax and joint ventures (1)	181,592	169,456	119,664	105,086
Provision for income tax (1)	50,774	44,671	27,504	23,079
Income from joint ventures, net of tax (1)	10,292	18,992	12,969	21,856

Net income	$141,110	$143,777	$105,129	$103,863

Weighted average common shares outstanding (Shares in thousands)	99,624	98,781	98,825	98,817

Diluted earnings per share	$1.42	$1.46	$1.06	$1.05

(1)	Line item change by reclassification of joint venture revenue from ‘Other revenue’ to a separate line, ‘Income from joint ventures, net of tax’.